Exhibit 16.1

March 2, 2017

United States Securities and Exchange Commission
100 F Street NE
 Washington, DC 20549
Ladies and Gentleman:
We have read the statements made by Satya Worldwide, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, on or about March 2, 2017.  We agree with the statements concerning our Firm in such 8-K. We have no basis on which to agree or disagree with the other statements contained therein.
Very truly yours,

/s/  Friedman, LLP
       Friedman